:----------:                                       :---------------------------:
:  FORM 4  :                                       :     OMB APPROVAL          :
:----------:                                       :---------------------------:
                                                   :OMB NUMBER       3235-0287 :
                                                   :EXPIRES:SEPTEMBER 30, 1998 :
                                                   :ESTIMATED AVERAGE BURDEN   :
                                                   :HOURS PER RESPONSE.... 0.5 :
                                                   :---------------------------:

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

|X| CHECK THIS BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4
    OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(b).

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1. Name and Address of Reporting Person

    M.I.M. Holdings Limited
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   (Last)                     (First)                       (Middle)

    Level 3, West Tower
    410 Ann Street
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                                    (Street)

   Brisbane, Queensland       Australia                     4000
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   (City)                     (State)                       (Zip)
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2. Issuer Name and Ticker or Trading Symbol

   Atlas Corporation ("AZ")
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3. IRS or Social Security Number of Reporting Person (Voluntary)

   None
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4. Statement for Month/Year

   October 1998
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5. If Amendment, Date of Original (Month/Year)


   -----------------------------------------------------------------------------
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6. Relationship of Reporting Person to Issuer (Check all applicable)

   _____ Director                       __X__ 10% Owner
   _____ Officer (give title below)     _____ Other (specify below)


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7. Individual or Joint/Grooup FIling (check applicable line)

   __X__  Form filed by one Reporting Person
   _____  Form filed by more than one Reporting Person
   -----------------------------------------------------------------------------
================================================================================

TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED


1.Title of Security    2.Trans-     3.Trans-       4.Securities Acquired (A)    5.Amount of         6.Ownership     7.Nature of
  (Instr. 3)             action       action         or Disposed of (D)           Securities Bene-    Form: Direct    Indirect
                         Date         Code           (Instr. 3, 4 and 5)          ficially Owned      (D) or          Beneficial
                         (Month/      (Instr. 8)     ------------------------     at End of           Indirect (I)    Ownership
                          Day/      ------------     Amount   (A) or  Price       Month (Instr.       (Instr. 4)      (Instr. 4)
                          Year)     Code      V               (D)                 3 and 4)
-------------------    ---------    ------------     ------------------------   ------------------  --------------  ---------------

Common Stock, par
value $1.00
per share              9/25/98        S              30,000    D      $0.0700       0 shares           D               N/A
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                       9/30/98        S              35,000    D      $0.0700       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/5/98        S              20,000    D      $0.0700       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/6/98        S              85,000    D      $0.0700       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/7/98        S             200,000    D      $0.0700       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/7/98        S             800,000    D      $0.0750       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/8/98        S              50,000    D      $0.0800       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/12/98       S             250,000    D      $0.0750       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/13/98       S              50,000    D      $0.0800       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/19/98       S              30,000    D      $0.0700       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------
                       10/23/98       S             450,000    D      $0.0600       0 shares           D               N/A
------------------------------------------------------------------------------------------------------------------------------------

*  If the Form is filed by more than one Reporting Persons, see instruction 4(b)(v).
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
                                                                     (Print or Type Responses)

 TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.   Title of Derivative Security (Instr. 3)

     Warrants to purchase one share of Common Stock
     ---------------------------------------------------------------------------
================================================================================
2.   Conversion or Exercise Price of Derivative Security

     $7.00
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3.   Transaction Date (Month/Day/Year)


     ---------------------------------------------------------------------------
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4.   Transaction Code (Instr. 8)
           Code                          V
     ------------------            ------------

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5.   Number of Derivative Securities Acquired (A) or Disposed of (D)
     (Instr. 3, 4, and 5)
            (A)                          (D)
     ------------------            ------------

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6.   Date Exercisable and Expiration Date (Month/Day/Year)
          Date Exercisable              Expiration Date
     ------------------------      ------------------------
            8/15/94                        8/15/99
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7.   Title and Amount of Underlying Securities (Instr. 3 and 4)
           Title                   Amount or Number of Shares
     ------------------            --------------------------
     Common Stock, par
     value $1.00 per
     share                             1,000,000 shares
================================================================================
8.   Price of Derivative Security (Instr. 5)


================================================================================
9.   Number of Derivative Securities Beneficially Owned at End of Month
     (Instr. 4)

     1,000,000,000 shares
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10.  Ownership Form of Derivative Security: Direct (D) or Indirect (I)
     (Instr. 4)

     D
     ---------------------------------------------------------------------------
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11.  Nature of Indirect Beneficial Ownership (Instr. 4)

     N/A
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================================================================================
Explanation of Responses:



                    /s/ David M. Munro                       November 2, 1998
                  ---------------------------------------    ---------------
                  **Signature of Reporting Person                Date
                    Secretary and General Counsel

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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